Exhibit 10.1
AMENDMENT TO THE ACTUATE CORPORATION
1998 EQUITY INCENTIVE PLAN (AMENDED AND RESTATED)
          Pursuant to the powers of amendment in Section 17.2 of the Actuate Corporation 1998 Equity Incentive Plan as adopted effective July 17, 1998 and as amended and restated from time to time (the “1998 Plan”) Actuate Corporation hereby amends the 1998 Plan, effective as of January 2, 2010, in the following manner:
1.	Section 3.2 Annual Increase in Shares is deleted in its entirety.

2.	The sentence “On April 22, 2009, the Board of Directors amended the Plan by deleting Section 3.2 Annual Increase in Shares.” is hereby added to the end of Section 17.3 History of Amendments of the 1998 Plan.